Exhibit 23
                                                                    to Form 10-K








                          Independent Auditors' Consent

The Board of Directors and Stockholders
A. P. Green Industries, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-21012, 33-26035, 33-35475, and 33-38323) on Form S-8 of A. P. Green
Industries, Inc. and subsidiaries of our report dated February 9, 1998, relating to the consolidated statements of financial position of A. P. Green Industries, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of A. P. Green Industries, Inc.




/s/KPMG Peat Marwick

St. Louis, Missouri
March 27, 1998


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